UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

January 8, 2007

MOBILEPRO CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51010	87-0419571
(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

6701 Democracy Blvd., Suite 202
Bethesda, MD 20817

(Address of principal executive offices) (Zip Code)

(301) 315-9040

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 8, 2007, the Registrant and CloseCall America, Inc., a wholly-owned subsidiary of the Registrant (“CloseCall”), entered into an Asset Purchase Agreement (the “Agreement”) with TeleCommunication Systems, Inc. (“TCS”), pursuant to which CloseCall acquired all of the customer and vendor contracts associated with TCS’s wireless phone and data service business operating under TCS’s “mobeo” brand. CloseCall also acquired certain accounts receivable and inventory and assumed certain accounts payable. The Agreement was effective as of December 29, 2006, subject to the satisfaction of customary closing conditions.

The purchase price for the assets consisted of 9,079,903 shares of the Registrant’s common stock, payable at closing, and the agreement of CloseCall to share with TCS the revenues associated with the assigned contracts for three years following the effective date, as follows: (i) 12.5% of the net revenue from airtime with respect to existing users with handsets; (ii) 3.3% of the net revenue associated with software sales to existing customers; and (iii) 33.3% of the gross profit with respect to users under any assigned contract who require a new handset.

The preceding description of the Agreement is only a summary and is qualified in its entirety by reference to the Agreement, which is attached to this filing as Exhibit 10.1 and incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Asset Purchase Agreement, dated as of December 29, 2006, by and among TeleCommunication Systems, Inc., Mobilepro Corp. and CloseCall America, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Jay O. Wright
Jay O. Wright Chief Executive Officer MOBILEPRO CORP.

Date: January 10, 2007